Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 543-6611 John W. Sweet (414) 978-6467	Investors: The Ruth Group David Burke 646 536-7009 dburke@theruthgroup.com

Physicians Realty Trust Declares Quarterly Cash Dividend

Company to Hold First Annual Shareholders’ Meeting August 7, 2014

Milwaukee, WI, June 26, 2014 — Physicians Realty Trust (NYSE: DOC) (the “Company”) announced today that the Company’s Board of Trustees has authorized and the Company has declared a quarterly cash dividend of $0.225 per common share for the quarter ending June 30, 2014.

Governor Tommy G. Thompson, Chairman of the Board of Trustees, stated, “Our robust pipeline and demonstrated access to capital have enabled us to continue to grow our portfolio with high quality medical office buildings. Furthermore, through our acquisitions we have increased our overall occupancy levels at attractive cap rates, which provides us with a strong and stable revenue base on which to build. Based on this recent success, we have declared a dividend of $0.225 per share for the second quarter of 2014, which is our fourth consecutive dividend payment. We are excited about the progress we have made to date and look forward to fully capitalizing on the opportunities that exist to drive continued portfolio expansion and create value for our shareholders.”

The dividend will be payable on August 1, 2014, to common shareholders of record on July 18, 2014.

In addition, the Company announced that it will host its first Annual Shareholders’ meeting as a public Company at 10:00am CDT on August 7, 2014 at the Milwaukee Athletic Club in Milwaukee, WI. Additional details on the meeting are included in the Proxy Statement on Form DEF 14A, which the Company filed with the U.S. Securities & Exchange Commission on June 23, 2014.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company intends to elect to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(4) on May 21, 2014. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.